C.As filed with the Securities and Exchange Commission on August 24, 2026

Registration Statement No. 333-287690	Registration Statement No. 333-269982	Registration Statement No. 333-262142

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT TO

FORM S-8

REGISTRATION STATEMENT NO. 333-287690	REGISTRATION STATEMENT NO. 333-269982	REGISTRATION STATEMENT NO. 333-262142

UNDER

THE SECURITIES ACT OF 1933

THE REAL BROKERAGE INC.

(Exact name of registrant as specified in charter)

British Columbia, Canada	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

701 Brickell Avenue, 17th Floor

Miami, Florida 33131 USA

(305) 306-9553

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

THE REAL BROKERAGE INC. 2025 STOCK INCENTIVE PLAN

THE REAL BROKERAGE INC. AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN

THE REAL BROKERAGE INC. OMNIBUS INCENTIVE PLAN

THE REAL BROKERAGE INC. AMENDED AND RESTATED STOCK OPTION PLAN

THE REAL BROKERAGE INC. RESTRICTED SHARE UNIT PLAN

(Full title of the plans)

Corporate Creations

1521 Concord Pike, Suite 201

Wilmington, DE 19803

(866) 761-1444

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alexandra Lumpkin

701 Brickell Avenue, 17th Floor

Miami, FL 33131

(305) 306-9553

David Boston, Esq.

Sean M. Ewen, Esq.

Andrew C. Marmer, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

(212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Deregistration of Securities

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following registration statements on Form S-8 (collectively, the “Prior Registration Statements”) of The Real Brokerage Inc., a “foreign private issuer” as defined in Rule 3b-4 under Securities Exchange Act of 1934, (the “Registrant”), which have been previously filed with the U.S. Securities and Exchange Commission (the “SEC”), to deregister any and all securities that remain unsold under each such Prior Registration Statement as of the date hereof:

1.	Registration Statement on Form S-8, File No. 333-287690, filed with the SEC on May 30, 2025, registering 50,000,000 shares of common shares in the authorized share structure of the Registrant (“Common Shares”), for issuance under the Registrant’s 2025 Stock Incentive Plan.

2.	Registration Statement on Form S-8, File No. 333-269982, filed with the SEC on February 24, 2023, registering the Registrant’s (i) Common Shares, no par value, underlying outstanding options, previously issued under the Omnibus Incentive Plan (the “Omnibus Incentive Plan”), (ii) Common Shares, no par value, underlying outstanding restricted share units, previously issued under the Omnibus Incentive Plan, (iii) Common Shares, no par value, issuable upon the exercise of options under the Amended and Restated Omnibus Incentive Plan (the “Amended and Restated Omnibus Incentive Plan” and together with the Omnibus Incentive Plan, the “Plans”), (iv) Common Shares, no par value, issuable upon the vesting of restricted share units under the Amended and Restated Omnibus Incentive Plan, (v) Common Shares, no par value, underlying outstanding options, previously issued under the Amended and Restated Omnibus Incentive Plan, and (vi) Common Shares, no par value, underlying outstanding restricted share units, previously issued under the Amended and Restated Omnibus Incentive Plan..

3.	Registration Statement on Form S-8, File No. 333-262142, filed with the SEC on January 13, 2022, registering (i) 20,890,928 Common Shares, no par value, subject to outstanding options, (ii) 3,979,763 Common Shares, no par value, subject to outstanding restricted share units, and (iii) 3,396,825 Common Shares, no par value, not subject to outstanding awards under the option plan or restricted share unit plan. This registration statement also covered additional Common Shares of the Registrant (i) issuable pursuant to the exercise of outstanding options pursuant to The Real Brokerage Inc. Amended and Restated Stock Option Plan (the “Option Plan”), (ii) to be granted under the Option Plan, (iii) issuable pursuant to the settlement of outstanding restricted share units, and (iv) to be granted under The Real Brokerage Inc. Restricted Share Unit Plan.

On August 24, 2026 (the “Effective Date”), pursuant to the Arrangement Agreement and Plan of Merger, dated as of April 26, 2026, by and among the Registrant, a company existing under the laws of the Province of British Columbia, RE/MAX Holdings, Inc., a Delaware corporation (“REMAX”), Real REMAX Group Inc. (formerly known as Rome Wildlife, Inc.), a Delaware corporation (“RRG”), Wildlife Acquisition I Corp., a Delaware corporation (“Merger Sub I”), Wildlife Acquisition II LLC, a Delaware limited liability company (“Merger Sub II”) and 1587802 B.C. Unlimited Liability Company, an unlimited liability company existing under the laws of the Province of British Columbia, (i) Registrant became a wholly owned subsidiary of RRG, (ii) Merger Sub I merged with and into REMAX, with REMAX surviving as a wholly owned subsidiary of RRG (the “First Merger”) and (iii) immediately following the consummation of the First Merger, REMAX merged with and into Merger Sub II (the “Second Merger” and together with the First Merger, the “Mergers”), with Merger Sub II surviving as a wholly owned subsidiary of RRG. This Post-Effective Amendment is being filed as a result of the Mergers.

As a result of the Mergers, the Registrant has terminated all offerings of its securities pursuant to its existing registration statements, including the Prior Registration Statements. In accordance with an undertaking made by the Registrant in the Prior Registration Statements to remove from registration by means of a post-effective amendment any securities registered under the Prior Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration any securities registered under the Prior Registration Statements which remained unsold as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Prior Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami, Florida, on the 24th day of August, 2026.

THE REAL BROKERAGE INC.

By:	/s/ Alexandra Lumpkin
Name: Alexandra Lumpkin
Title: Chief Legal Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.